Exhibit 10.10

GOGORO INC.

2019 EQUITY INCENTIVE AWARD PLAN

1

Purposes of the Plan. The purposes of this Gogoro lnc. 2019 Equity Incentive Award Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees and to promote the success of the Company’s business. Options granted under the Plan to U.S. Taxpayer Participants may be Incentive Stock Options or Nonstatutory Stock Options, as determined by the Board at the time of grant of an Option and subject to the applicable provisions of Section 422 of the Code and the regulations promulgated thereunder. Restricted Stock may also be granted under the Plan.

2	Definitions. As used herein, the following definitions shall apply:

2.1

“Affiliate” means (i) an entity other than a Subsidiary which, together with the Company, is under common control of a third person or entity, (ii) an entity other than a Subsidiary in which the Company and / or one or more Subsidiaries own a controlling interest, and (iii) an entity that owns a controlling interest in the Company.

2.2

“Applicable Laws” means all applicable laws, rules, regulations and requirements, which may include all applicable U.S. federal or state laws, laws of Taiwan, Republic of China and laws of the Cayman Islands, any Stock Exchange rules or regulations, and the applicable laws, rules or regulations of any other country or jurisdiction where Options or Restricted Stock are granted under the Plan or Participants reside or provide services, as such laws, rules, and regulations shall be in effect from time to time.

2.3	“Award” means any award of an Option or Restricted Stock under the Plan.

2.4	“Articles” means the Memorandum and Articles of Association of the Company as amended from time to time.

2.5	“Board” means the board of Directors of the Company.

2.6

“Cause” means: (i) the Participant’s willful failure or gross neglect to perform his or her material duties and responsibilities to the Company or the Subsidiary (as applicable) or material violation of a written policy of the Company or the Subsidiary (as applicable); (ii) the Participant’s commission of any act of fraud, embezzlement, dishonesty or any conduct which is punishable as a criminal offense; (iii) any willful misconduct that has caused or is reasonably expected to result in material injury to the Company, any of the Subsidiaries, or their affiliates; or (iv) unauthorized use or disclosure by the Participant of any proprietary information or trade secrets of the Company, any of the Subsidiaries, or their Affiliates. The determination as to whether a Participant’s employment has been terminated for Cause shall be made in good faith by the Company and shall be final and binding on the Participant. The foregoing definition does not in any way limit the Company’s ability to terminate a Participant’s employment or consulting relationship at any time, and the term “Company” will be interpreted to include any Subsidiary, Affiliate, or any successor thereto, if appropriate.

2.7	“CEO” means the Chief Executive Officer of the Company.

2.8

“Change of Control” means any of the following: (i) a transfer of all or substantially all of the Company’s assets, (ii) a merger, consolidation or other capital reorganization or business combination transaction of the Company with or into another corporation, entity or person, except for a transaction in which holders of the outstanding voting securities of the Company immediately prior to such merger, consolidation or other capital reorganization hold, in the aggregate, securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the surviving entity immediately after such merger or consolidation, or (iii) the consummation of a transaction, or series of related transactions, in which any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity, becomes the beneficial owner of all or substantially all of the Company’s then outstanding capital stock. Notwithstanding the foregoing, in no event will a Change in Control be considered to have occurred as a result of the Company’s IPO.

2.9	“Code” means the U.S. Internal Revenue Code of 1986, as amended.

2.10

“Common Stock” means the Company’s Ordinary Shares, par value US$0.0001 per share, as adjusted pursuant to section 10 (adjustments upon changes in capitalization, merger or certain other transactions) below.

2.11	“Company” means Gogoro Inc., a Cayman Islands exempted company.

2.12

“Corporate Transaction” means a Change of Control, and also includes a merger, consolidation or other capital reorganization or business combination transaction of the Company with or into another corporation, entity or person irrespective of whether such event is a Change of Control.

2.13	“Director” means a director or independent director of the Company.

2.14

“Disability” means a medically determinable physical or mental impairment that has rendered the Optionee unable to perform the duties of the Optionee’s employment with the Company for a period of not less than ninety (90) days, or as otherwise determined by the CEO, or other senior officer(s) designated by the Board. An Optionee will not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the CEO, or other senior officer(s) designated by the Board in its discretion.

2.15

“Employee” means any person employed by the Company, or any Subsidiary or Affiliate, with the status of employment determined pursuant to such factors as are deemed appropriate by the Company in its sole discretion, subject to any requirements of Applicable Laws.

2.16	“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

2.17

“Exit Event” means a transaction pursuant to which cash proceeds to be received by investment companies from a transaction involving the sale of the Company in whole (whether of assets or shares) exceeding the aggregate amount of capital contributed by the investment companies into the Company up to the time immediately before the closing of such transaction.

2.18

“Fair Market Value” means, as of any date, the per share fair market value of the Common Stock, as determined by the CEO, or other senior officer(s) designated by the Board pursuant to the valuation report issued by an independent valuation expert.

2.19

“Good Reason” means that the Employee (i) voluntarily resigns from the Company or the Subsidiary (as applicable) due to the breach of the employment agreement by the Company or the Subsidiary (as applicable), or (ii) terminates the employment due to retirement, death or Disability.

2.20

“Incentive Stock Option” means an Option granted to a U.S. Taxpayer Participant that is intended to, and which does, in fact, qualify as an incentive stock option within the meaning of Section 422 of the Code.

2.21

“Involuntary Termination” means (unless another definition is provided in the applicable Option Agreement, Restricted Stock Grant Agreement, employment agreement or other applicable written agreement) the termination of a Participant’s employment other than for (i) death, (ii) Disability or (iii) for Cause by the Company or a Subsidiary, Affiliate or successor thereto, as appropriate.

2.22

“IPO” means an initial public offering of the securities of the Company or the Subsidiary of the Company, Gogoro Taiwan Limited, in conjunction with the admission to trading on an internationally recognized Stock Exchange designated in writing by the Company.

2.23	“Nonstatutory Stock Option” means an Option granted to a U.S. Taxpayer Participant that is not intended to, or does not, in fact, qualify as an Incentive Stock Option.

2.24	“Option” means a stock option granted pursuant to the Plan.

2.25

“Option Agreement” means a written document, the form(s) of which shall be approved from time to time by the CEO, or other senior officer(s) designated by the Board, reflecting the terms of an Option granted under the Plan and includes any documents attached to or incorporated into such Option Agreement, including, but not limited to, a notice of stock option grant and a form of exercise notice.

2.26	“Optioned Stock” means Shares that are subject to an Option or that were issued pursuant to the exercise of an Option.

2.27	“Optionee” means an Employee who receives an Option.

2.28	“Ordinary Resolution” has the meaning given in the Articles.

2.29	“Restricted Stock” means Shares acquired pursuant to a right to purchase or receive Common Stock granted pursuant to Section 8 (Restricted Stock) below.

2.30

“Restricted Stock Grant Agreement” means a written document, the form(s) of which shall be approved from time to time by the CEO, or other senior officer(s) designated by the Board, reflecting the terms of Restricted Stock granted under the Plan and includes any documents attached to such agreement.

2.31	“Restricted Stock Recipient” means an Employee who receives a Restricted Stock.

2.32	“Taiwanese Taxpayer Participant” means a Participant who is a citizen or a resident of Republic of China (Taiwan) or is otherwise subject to the income tax laws of Republic of China (Taiwan).

2.33	“Participant” means any holder of one or more Awards or Shares issued pursuant to an Award.

2.34	“Plan” means this Gogoro Inc. 2019 Equity Incentive Award Plan.

2.35	“Share” means a share of Common Stock, as adjusted in accordance with Section 10 (Adjustments Upon Changes in Capitalization, Merger or Certain Other Transactions) below.

2.36	“Stock Exchange” means any stock exchange or consolidated stock price reporting system on which prices for the Common Stock are quoted at any given time.

2.37

“Subsidiary” means any corporation or other entity (i) a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company or (ii) that is controlled by the Company directly or indirectly by contract or otherwise.

2.38

“Other Participant” means a Participant who is neither a citizen or a resident of Republic of China (Taiwan) or the U.S. or is otherwise subject to the income tax laws of Republic of China (Taiwan) or the U.S..

2.39

“Tax Obligation” means any and all income tax, social insurance, payroll tax, payment on account or other tax related items arising out of Participant’s participation in the Plan and legally applicable to Participant.

2.40

“Ten Percent Holder” means a person who owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Subsidiary measured as of an Award’s date of grant.

2.41	“U.S. Taxpayer Participant” means a Participant who is a citizen of the U.S., a resident of the U.S. or is otherwise subject to the federal income tax laws of the U.S.

2.42	“U.S.” means the United States of America.

3

Stock Subject to the Plan. Subject to the provisions of Section 10 (Adjustments Upon Changes in Capitalization, Merger or Certain Other Transactions) below, the maximum aggregate number of Shares shall not exceed the amount authorized in the shareholders agreement entered into by and among the Company, the major shareholders, and the enforcer of the Management Trust on May 3, 2013. The Shares issued under the Plan shall be from the Company’s authorized, but unissued share capital.

3.1

Expired and Unexercisable Awards. If an Award should expire or become unexercisable for any reason without having been exercised in full, or if Shares are issued under the Plan and later forfeited to the Company due to the failure to vest, the unissued or forfeited shares that were subject thereto shall not be available for issuance pursuant to future Awards and grants under the Plan.

3.2

No Issuing More than Maximum Aggregate Number of Shares. Notwithstanding the foregoing, subject to the provisions of Section 10 (Adjustments Upon Changes in Capitalization, Merger or Certain Other Transactions) below, in no event shall the maximum aggregate number of Shares that may be issued under the Plan pursuant to Incentive Stock Options granted to U.S. Taxpayer Participants exceed the number set forth in the first sentence of this Section 3 plus, to the extent allowable under Section 422 of the Code and the regulations promulgated there under, any Shares that again become available for issuance pursuant to the remaining provisions of this Section 3.

4	Administration of the Plan.

4.1

General. The Plan shall be administered by the Board and the Board may authorize one or more officers of the Company to make Awards under the Plan to Employees (who, if a U.S. Taxpayer Participant, are not subject to Section 16 of the Exchange Act) within parameters specified by the Board.

4.2

Powers of the CEO, and other senior officer(s) designated by the Board. Subject to the provisions of the Plan and, in the case the specific duties delegated by the Board to each of the CEO, and other senior officer(s) designated by the Board, each of the CEO, and other senior officer(s) designated by the Board shall have the authority, in its sole discretion:

(a)

Select Optionees and Restricted Stock Recipients. To select the Employees to whom Awards may from time to time be granted based on Employees’ seniorities, rankings, performance, contributions, special achievements, and any other conditions or factors;

(b)

Determine Number of Shares. To determine the number of Shares to be covered by each Award based on Employees’ seniorities, rankings, performance, contributions, special achievements, and any other conditions or factors;

(c)	Approve Form of Agreements. To approve the form(s) of agreement(s) and other related documents used under the Plan;

(d)

Determine Terms of Awards. To determine the terms and conditions, subject to the terms of the Plan, of any Award granted hereunder, which terms and conditions include but are not limited to the time or times when Awards may vest and/or be exercised (based on Employees’ seniorities, rankings, performance, contributions, special achievements, and any other conditions or factors);

(e)	Approve the Issue of Shares. To approve the issue of Shares pursuant to the terms of any Award;

(f)

Amend Outstanding Awards. To amend any outstanding Award or agreement related to any Optioned Stock or Restricted Stock, including any amendment adjusting vesting (e.g., in connection with a change in the terms or conditions under which such person is providing services to the Company) based on the Participants’ seniorities, rankings, performance, contributions, special achievements, and any other conditions or factors, provided that each of the affected Participants provides his or her consent to such amendments and any such amendments shall comply with Code sections 422, 424 and 409A, as applicable for Options granted to a U.S. Taxpayer Participant;

(g)

Approve Addenda. To approve addenda to the Plan pursuant to Section 18 (Addenda) below or to grant Awards to, or to modify the terms of, any outstanding Option Agreement or Restricted Stock Grant Agreement or any agreement related to any Optioned Stock or Restricted Stock held by Participants who are subject to non-domestic legal regimes with such terms and conditions as the CEO, or other senior officer(s) designated by the Board deems necessary or appropriate to accommodate differences in local law, tax policy or custom which deviate from the terms and conditions set forth in this Plan to the extent necessary or appropriate to accommodate such differences, however, for Options granted to a U.S. Taxpayer Participant any such modifications shall comply with Code sections 422, 424 and 409A, as applicable;

(h)

Construe and Interpret. To construe and interpret the terms of the Plan, any Option Agreement or Restricted Stock Grant Agreement, and any agreement related to any Optioned Stock or Restricted Stock, which constructions, interpretations and decisions shall be final and binding on all Participants; and

(i)	Other Determinations. To make all other determinations deemed necessary or advisable for administering the Plan.

4.3

Indemnification. To the maximum extent permitted by Applicable Laws and the Company’s Articles, each member of the Board, the CEO, and other senior officer(s) designated by the Board shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or pursuant to the terms and conditions of any Award except for actions or omissions taken in bad faith or by reason of such indemnified person’s own dishonesty, willful default or fraud, and (ii) any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided that such member shall give the Company an opportunity, at its own expense, to handle and defend any such claim, action, suit or proceeding before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s applicable corporate organizational documents by contract, as a matter of law, or otherwise, or under any other power that the Company may have to indemnify or hold harmless each such person.

5	Eligibility.

5.1

Recipients of Grants. Options and Restricted Stock, and with respect to any U.S. Taxpayer Participant, Nonstatutory Stock Options, will be granted to Employees only. Incentive Stock Options will be granted only to U.S. Taxpayer Participant Employees.

5.2	Type of Option. With respect to U.S. Taxpayer Participants, each Option shall be designated in the Option Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option.

5.3

No Rights. Neither the Plan nor any Award shall confer upon any Employee any right with respect to continuation of an employment relationship with the Company (any Subsidiary or Affiliate), nor shall it interfere in any way with such Employee’s right or the Company’s (Subsidiary’s or Affiliate’s) right to terminate his or her relationship at any time, with or without cause, subject to the requirements of Applicable Laws.

6

Term of Plan. The Plan shall become effective upon its adoption by the Board and shall continue in effect for a term of three (3) years unless sooner terminated under Section 14 (Amendment and Termination of the Plan) below.

7	Options.

7.1

Term of Option. The term of each Option shall be the term stated in the Option Agreement; provided that the term shall be no more than ten (10) years from the date of grant thereof or such shorter term as may be provided in the Option Agreement and provided further that, in the case of an Incentive Stock Option granted to a U.S. Taxpayer Participant who at the time of such grant is a Ten Percent Holder, the term of the Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Option Agreement.

7.2	Option Exercise Price and Consideration.

(a)

Exercise Price. The per Share exercise price for the Shares to be issued pursuant to the exercise of an Option shall be such price as is determined by the CEO, or other senior officer(s) designated by the Board and set forth in the Option Agreement, but shall not be less than the par value per Share and shall be subject to the following:

(i)	Exercise Price of ISOs Granted to U.S. Taxpayer Participants. In the case of an Incentive Stock Option:

(1)

granted to a U.S. Taxpayer Participant Employee who at the time of grant is a Ten Percent Holder, the per Share exercise price shall be no less than one hundred ten percent (110%) of the Fair Market Value on the date of grant;

(2)	granted to any other U.S. Taxpayer Participant Employee, the per Share exercise price shall be no less than one hundred percent (100%) of the Fair Market Value;

(ii)

Exercise Price of NSOs Granted to U.S. Taxpayer Participants. In the case of all other Options, including Nonstatutory Stock Options, granted to any U.S. Taxpayer Participant, the per Share exercise price shall be no less than one hundred percent (100%) of the Fair Market Value on the date of grant.

(iii)

Exercise Price of NSOs Granted to Taiwanese Taxpayer Participants. In the case of all other Options, including Nonstatutory Stock Options, granted to any Taiwanese Taxpayer Participant, the per Share exercise price shall be USD 0.0001.

(iv)

Exercise Price of NSOs Granted to Other Participants. In the case of all other Options, including Nonstatutory Stock Options, granted to any Other Participant, the per Share exercise price shall be USD 0.0001 or such other price as may be determined by the CEO, or other senior officer(s) designated by the Board based on Participant’s seniorities, rankings, performance, contributions, special achievements, and any other conditions or factors, provided that, if the per Share exercise price is less than one hundred percent (100%) of the Fair Market Value on the date of grant, it shall otherwise comply with all Applicable Laws.

(b)

Permissible Consideration. The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the CEO, or other senior officer(s) designated by the Board (and, in the case of an Incentive Stock Option granted to a U.S. Taxpayer Participant and to the extent required by Applicable Laws, shall be determined at the time of grant) and shall consist entirely of cash; provided that the consideration shall not be less than the aggregate par value of the relevant Shares. The consideration to be paid for the Shares issued upon exercise of an Option by a U.S. Taxpayer Participant shall be by cash or check.

7.3	Exercise of Option.

(a)	General.

(i)

Exercisability. Any Option granted hereunder shall be exercisable at such times and under such conditions as proposed by the CEO, or other senior officer(s) designated by the Board and approved by the Board, consistent with the terms of the Plan and reflected in the Option Agreement, including vesting requirements and/or performance criteria with respect to the Company, and Subsidiary or Affiliate, and/or the Optionee; provided that in no event shall any Option be exercised after the tenth anniversary of its grant date.

(ii)

Minimum Exercise Requirements. An Option may not be exercised for a fraction of a Share. The CEO, or other senior officer(s) designated by the Board may require that an Option be exercised as to a minimum number of Shares, provided that such requirement shall not prevent an Optionee from exercising the full number of Shares as to which the Option is then exercisable.

(iii)	Procedures for Exercise.

An Option shall be deemed exercised when (a) written notice of such exercise has been received by the Company in accordance with the terms of the Option Agreement by the person entitled to exercise the Option, (b) the Company has received full payment for the Shares with respect to which the Option is exercised and (c) the Participant has paid, or made arrangements to satisfy, any applicable taxes, withholding, required deductions or other required payments in accordance with Section 9 (Taxes) below.

(iv)

Results of Exercise. The issue of Shares upon the exercise of an Option shall result in a decrease in the number of Shares that thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(v)

Rights as Holder of Shares. Until the issuance of the Shares (as evidenced by the appropriate entry in the register of members of the Company), no right to vote or receive dividends or any other rights as a holder of Shares shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided below in Section 10 (Adjustments Upon Changes in Capitalization, Merger or Certain Other Transactions).

(b)	Termination of Employment

Upon termination of employment of the Employee, vesting of a part or the whole of Options will cease and will expire and become void in accordance with the following:

(i)

If the Employee voluntarily terminates his employment with the Company or the Subsidiary (as applicable) with Good Reason before IPO, he shall, subject to the determination of the CEO, or other senior officer(s) designated by the Board, be entitled to retain (I) a part of or the whole portion of the Options that have been vested prior to his resignation and/or (II) if applicable, any portion of the Options that has been vested prior to his resignation but the vesting has been deferred in accordance with the relevant individual employment agreement with the Company or the Subsidiary (as applicable) or the resolutions of the Company or the Subsidiary (as applicable) (in the event set forth in this subparagraph, the deferred portion shall be deemed to have been vested), and shall forfeit such portion as determined by the CEO, or other senior officer(s) designated by the Board. Furthermore, the Employee shall forfeit any portion of the Options that has not vested as of the date of his resignation and Options unvested shall be terminated and void as of the date of employment termination. If the Employee voluntarily terminates his employment with the Company or the Subsidiary (as applicable) with or without Good Reason after IPO, he shall be deemed to have forfeited any portion of the Options that have not vested as of the date of his resignation and Options unvested shall be terminated and void as of the date of employment termination. In any of the above events (other than the death of the Employee), the Employee shall be required to exercise his vested Options within thirty (30) calendar days of the termination of employment and the portion of the Options vested but not exercised within the above period.

(ii)

If the Employee voluntarily terminates his employment with the Company or the Subsidiary (as applicable) without Good Reason before IPO, he shall be deemed to have forfeited all of the Options granted whether vested or unvested, and all of the Options granted whether vested or unvested shall be terminated and void.

(iii)

If the Company or the Subsidiary (as applicable) terminates the employment of the Employee for Cause, the Employee shall be deemed to have forfeited all of the Options granted whether vested or unvested and all of the Options granted whether vested or unvested shall be terminated and void. If the Company or the Subsidiary (as applicable) terminates the employment of the Employee without Cause, the Employee shall be entitled to retain 100% of that portion of the Options that have vested prior to such termination of the employment, and any portion of the Options that have been vested prior to his termination but the vesting has been deferred in accordance with the relevant individual employment agreement with the Company or the Subsidiary (as applicable) or the resolutions of the Company or the Subsidiary (as applicable), and shall forfeit such portion as determined by the Board of the Company.

(iv)

In the event of the death of the Employee, the legal personal representative of the deceased Employee shall exercise the vested Options within ninety (90) days of the date of the Employee’s death, and the portion of the Options vested but not exercised within the above period shall be forfeited upon expiration of the above period, unless otherwise determined by the CEO, or other senior officer(s) designated by the Board.

7.4	Accelerated Vesting

(a)

In the event of an Exit Event, any portion of the relevant Options granted to Employees that have not been forfeited or terminated but that has not yet vested prior to the closing of such transaction shall become fully vested.

(b)

Each of the CEO, and other senior officer(s) designated by the Board is authorized to determine the selected Employees at his discretion, based on factors including, without limitation, their seniorities, rankings, performance, contributions, special achievements, and any other conditions or factors.

8	Restricted Stock.

8.1

Rights to Purchase. When a right to purchase or receive Restricted Stock is granted under the Plan, the Company shall advise the recipient in writing of the terms, conditions and restrictions related to the offer, including the number of Shares that such person shall be entitled to purchase, the price to be paid, if any (which shall be as determined by the CEO, or other senior officer(s) designated by the Board, subject to Applicable Laws, including any applicable securities laws), and the time within which such person must accept such offer. The permissible consideration for Restricted Stock shall be determined by the CEO, or other senior officer(s) designated by the Board and shall be the same as is set forth in Section 7.2(b) (Permissible Consideration) above with respect to exercise of Options. The offer to purchase Shares shall be accepted by execution of a Restricted Stock Grant Agreement in the form determined by the CEO, or other senior officer(s) designated by the Board.

8.2

Repurchase Option. The Restricted Stock Grant Agreement may grant the Company a repurchase option exercisable upon the voluntary or Involuntary Termination of the Participant’s employment for any reason (including death or Disability) at a purchase price equal to the original purchase price per Share paid by the purchaser to the Company for such Shares and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at such rate as the CEO, or other senior officer(s) designated by the Board may determine.

8.3

Other Provisions. The Restricted Stock Grant Agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Board. In addition, the provisions of Restricted Stock Grant Agreements need not be the same with respect to each Participant.

8.4

Rights as a Holder of Restricted Stock. Once the Restricted Stock is purchased or received, the Participant shall have the rights equivalent to those of a holder of Shares. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Restricted Stock is purchased, except as provided below in Section 10 (Adjustments Upon Changes in Capitalization, Merger or Certain Other Transactions).

9	Taxes.

9.1

Tax Obligations. As a condition of the grant, vesting and exercise of an Award, the Participant (or in the case of the Participant’s death or a permitted transferee, the person holding or exercising the Award) shall make such arrangements as the CEO, or other senior officer(s) designated by the Board may require for the satisfaction of any applicable local or foreign tax, withholding, and any other required deductions or payments that may arise in connection with such Award. The Company shall not be required to issue any Shares under the Plan until such obligations are satisfied. Regardless of any action the Company and/or the Participant takes with respect to the Tax Obligation, Participant acknowledges that the ultimate liability for all Tax Obligations is and remains Participant’s sole responsibility and may exceed the amount actually withheld by the Company.

9.2

If the Option granted to the Participant herein is an Incentive Stock Option and the Participant is a U.S. taxpayer, and if the Participant sells or otherwise disposes of any of the Shares acquired pursuant to the Incentive Stock Option on or before the later of (i) the date two (2) years after the date of grant of Options, or (ii) the date one (1) year after the date of exercise, the Participant shall immediately notify the Company in writing of such disposition. The Participant agrees that the Participant may be subject to a Tax Obligation by the Company on the compensation income recognized by the Participant.

10	Adjustments Upon Changes in Capitalization, Merger or Certain Other Transactions.

10.1

Changes in Capitalization. Subject to any action required under Applicable Laws by the holders of Shares, and for Options granted to a U.S. Taxpayer Participant subject to the requirements of Code sections 422, 424 and 409A, as applicable, (i) the numbers and class of Shares or other stock or securities: (x) available for future Awards under Section 3 (Stock Subject to the Plan) above and (y) covered by each outstanding Award, (ii) the exercise price per Share of each such outstanding Option, and (iii) any repurchase price per Share applicable to Shares issued pursuant to any Award, shall be automatically proportionately adjusted in the event of a consolidation, subdivision, bonus issue or reclassification of the Shares. In the event of any increase or decrease in the number of issued Shares effected without receipt of consideration by the Company, a declaration of an extraordinary dividend with respect to the Shares payable in a form other than Shares in an amount that has a material effect on the Fair Market Value, a recapitalization (including a recapitalization through a large nonrecurring cash dividend), a rights offering, a reorganization, consolidation, merger, a spin-off, split-up, change in corporate structure or a similar occurrence, the CEO, or other senior officer(s) designated by the Board shall make appropriate adjustments, in its discretion, in one or more of (i) the numbers and class of Shares or other stock or securities: (x) available for future Awards under Section 3 (Stock Subject to the Plan) above and (y) covered by each outstanding Award, (ii) the exercise price per Share of each outstanding Option and (iii) any repurchase price per Share applicable to Shares issued pursuant to any Award, and any such adjustment by the CEO, or other senior officer(s) designated by the Board shall be made in the CEO’s, or the senior officer(s)’ sole and absolute discretion and shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award. If, by reason of a transaction described in this Section 10.1 or an adjustment pursuant to this Section 10.1, a Participant’s Award agreement or agreement related to any Optioned Stock or Restricted Stock covers additional or different shares or other securities, then such additional or different shares, and the Award agreement or agreement related to the Optioned Stock or Restricted Stock in respect thereof, shall be subject to all of the terms, conditions and restrictions which were applicable to the Award, and Optioned Stock and Restricted Stock prior to such adjustment.

10.2

No Anti-Dilution Where the Company capitalizes the retained earnings and/or capital reserves after the issuance of the Options, or there is any capital increase or decrease by the Company, the total number of shares for the Options granted, whether vested or not, shall not be adjusted.

10.3

Dissolution or Liquidation. In the event of the dissolution or liquidation of the Company, each Award will terminate immediately prior to the consummation of such action, unless otherwise determined by the CEO, or other senior officer(s) designated by the Board.

10.4

Corporate Transactions. In the event of a Corporate Transaction, each outstanding Award (vested or unvested) will be treated as the CEO, or other senior officer(s) designated by the Board determines, which determination may be made without the consent of any Participant and need not treat all outstanding Awards (or portion thereof) in an identical manner. Such determination, without the consent of any Participant, may provide (without limitation) for one or more of the following in the event of a Corporate Transaction: (A) the continuation of such outstanding Awards by the Company (if the Company is the surviving corporation); (B) the assumption of such outstanding Awards by the surviving corporation or its parent; or (C) the substitution by the surviving corporation or its parent of new options or equity awards for such Awards.

10.5

No Corporate Action Restriction. The existence of this Plan, the Option Agreements and the Awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the holders of capital stock of the Company to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Company or any Subsidiary, (b) any merger, amalgamation, consolidation or change in the ownership of the Company or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stock ahead of or affecting the capital stock (or the rights thereof) of the Company or any Subsidiary, (d) any dissolution or liquidation of the Company or any Subsidiary, (e) any sale or transfer of all or any part of the assets or business of the Company or any Subsidiary, or (f) any other corporate act or proceeding by the Company or any Subsidiary. No Participant, beneficiary or any other person shall have any claim under any Award or Option Agreement against any member of the Board, the CEO, or other senior officer(s) designated by the Board, or the Company or any employees, officers or agents of the Company or any Subsidiary, as a result of any such action.

11	Non-Transferability of Awards.

Other than inheritance of Options, no Employee shall transfer, assign, pledge, donate, give as a gift, or otherwise dispose of any Awards granted in any manner.

12	Transfer Restrictions on Shares Underlying Awards.

Non-Compliant Transfers Void. Any purported transfer of Shares effected in violation of this Section 11 shall be null and void and shall have no force or effect and the Company shall not be required (i) to record in its register of members any Shares that have been sold or otherwise transferred in violation of any of the provisions of the Plan or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

13

Time of Granting Awards. The date of grant of an Award shall, for all purposes, be the date on which the CEO, or other senior officer(s) designated by the Board makes the determination granting such Award, or such other date as is determined by the CEO, other senior officer(s) designated by the Board.

14

Amendment and Termination of the Plan. The Board may at any time amend or terminate the Plan, but no amendment or termination shall be made that would materially and adversely affect the rights of any Participant under any outstanding Award, without the consent of such Participant.

15

Conditions Upon Issuance of Shares. Notwithstanding any other provision of the Plan or any agreement entered into by the Company pursuant to the Plan, the Company shall not be obligated, and shall have no liability for failure, to issue or deliver any Shares under the Plan unless such issuance or delivery would comply with Applicable Laws, with such compliance determined by the Company in consultation with its legal counsel.

16

Beneficiaries. After a Participant’s death any vested Award(s) shall be transferred or distributed to the Participant’s estate or to any person who has the right to acquire the Award by bequest or inheritance.

17

Approval of Holders of Shares. If required by Applicable Laws, including any applicable provisions of Section 422 of the Code and the regulations promulgated thereunder, continuance of the Plan shall be subject to approval by the holders of Shares of the Company by an Ordinary Resolution within twelve (12) months before or after the date the Plan is adopted or, to the extent required by Applicable Laws, any date the Plan is amended. Such approval shall be obtained in the manner and to the degree required under the Articles.

18

Addenda. The CEO, or other senior officer(s) designated by the Board may approve such addenda to the Plan as it may consider necessary or appropriate for the purpose of granting Awards to Employees, which Awards may contain such terms and conditions as the CEO, or other senior officer(s) designated by the Board deems necessary or appropriate to accommodate differences in local law, tax policy or custom, which may deviate from the terms and conditions set forth in this Plan. The terms of any such addenda shall supersede the terms of the Plan to the extent necessary to accommodate such differences but shall not otherwise affect the terms of the Plan as in effect for any other purpose.

19

Language. In the event that this Plan is approved in both English and Chinese, and there is a conflict between the English and Chinese version of this Agreement, the English version shall be binding upon the Parties.

20

Governing Law. The validity, interpretation, construction and performance of the Plan and each Option Agreement and Restricted Stock Grant Agreement shall be governed by the laws of Taiwan, Republic of China.

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